UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): April 25, 2003

AVON PRODUCTS, INC.
(Exact name of registrant as specified in its charter)

New York
(State or other jurisdiction of incorporation)

1-4881	13-0544597
(Commission File Number)	(I.R.S. Employer Identification No.)

1345 Avenue of the Americas New York, New York	10105-0196
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 282-5000

Not Applicable
(Former name or former address, if changed since last report)

Item 9.    Regulation FD Disclosure

1.	The following information is furnished pursuant to Item 9, “Regulation FD Disclosure,” and Item 12, “Disclosure of Results of Operations and Financial Condition.”

Effective January 1, 2003, Avon Products, Inc. (the “Company”) adjusted the income statement classification of certain expense items, described below. These reclassifications were reflected in the Consolidated Statements of Income for the first quarter of 2003, which were included in the press release issued by the Company on April 25, 2003 announcing its earnings for that period. These reclassifications had no impact on Net income or Earnings per share for prior periods.

The classification of the following items was adjusted:

(1)	Inventory obsolescence expense as well as other inventory-related expenses (for example, cost of returned merchandise destroyed), previously included in Marketing, distribution, and administrative expenses, have been reclassified to Cost of goods sold. These reclassifications lowered full year gross margin in the range of 150 basis points, with an offsetting decrease in the expense ratio. Therefore, there was no impact on Operating profit or operating margin, as well as pretax earnings, Net income, or Earnings per share.

(2)	Certain items previously included in Total other expenses have been reclassified to Marketing, distribution, and administrative expenses; for example, certain legal expenses and losses on asset disposals. The impact of these reclassifications was minimal: a decline in full year operating margin of approximately 10 basis points. There was no impact on pretax earnings, Net income, or Earnings per share.

For comparison purposes, prior year amounts have also been reclassified to conform to the current year presentation. Therefore, year to year variances are insignificantly affected as a result of these changes.

Schedules that provide prior period income statements for each quarter of 2002 and 2001 and segment information for the same time periods, which include the reclassifications of these items, are attached hereto as Exhibits 99.1 and 99.2, respectively, and are incorporated herein by reference.

In addition, as part of the Company’s ongoing “clustering” initiative associated with its Business Transformation program, the Dominican Republic was included in the North America business unit as of January 1, 2003 whereas in prior periods it had been included in Latin America. Prior periods have been reclassified to reflect this change and there was no impact on the total Company financial statements. The segment information schedule attached hereto as Exhibit 99.2 reflects this reclassification.

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVON PRODUCTS, INC.

Dated: April 29, 2003	By:	/s/ Gilbert L. Klemann, II
Name: Gilbert L. Klemann, II Title: Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

99.1	Avon Products, Inc. Prior Year Income Statements Conformed to 2003 Classification of Certain Expenses

99.2	Avon Products, Inc. Prior Year Segment Information Conformed to 2003 Presentation